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                                                                    Exhibit 23.3

              [LETTERHEAD OF PRICEWATERHOUSECOOPERS APPEARS HERE]

                       Report of Independent Accountants

To the Board of Directors and
Stockholders of
Cortelco Puerto Rico, Inc.

In our opinion, the statements of income and cash flows of Cortelco Puerto Rico, Inc. for the year ended July 31, 1996 (not presented separately herein) present fairly, in all material respects, the results of its operations and its cash flows for the year ended July 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. We have not audited the financial statements of Cortelco Puerto Rico, Inc. for any period subsequent to July 31, 1996.

/s/ PricewaterhouseCoopers LLP
PRICEWATERHOUSECOOPERS LLP

San Juan, Puerto Rico
September 17, 1996

Stamp 1392003 of the P.R. Society of
Certified Public Accountants has been
Affixed to the file copy of this report